Exhibit 10.1

1 Terminal Drive, Plainview, New York 11803 • Phone (516) 677-0200 • Fax (516) 719-1219 • Internet www.veeco.com

September 20, 2010

Dr. Mark R. Munch

Re: Green Acres Transaction / Retention Incentive Arrangement

Dear Mark:

As you know, Veeco Instruments Inc. (“Veeco” or the “Company”) recently signed a definitive agreement for the sale of its Metrology business (the “Green Acres” transaction).  You are a valued member of the Veeco team whose contributions were and are considered critical to the continued operations and the effective marketing, sale, transition and integration of Green Acres.  In this connection, we are pleased to confirm the following incentives, offered to you as a means of securing your continued service to Veeco through the deal closing date (your “Continued Employment”) and your assistance with the transition and integration of the business to the buyer and to provide you additional financial security during and after this period.

1.               Transaction Incentive.  In exchange for (i) your Continued Employment with Veeco and (ii) provided that the Green Acres transaction is closed and generates sale proceeds of $180 million or more, you will receive a Transaction Incentive based on the value of the deal.  The Transaction Incentive amount is based on a formula tied to the value of the deal. The following examples are provided as a reference.

Deal Sale Proceeds	Transaction Incentive
$250 million:	$1,440,000
$229 million:	$1,137,600
$200 million:	$720,000
$180 million:	$540,000

The actual Transaction Incentive will be determined between the amounts shown above and calculated based on the actual value of the deal.  Payment of the Transaction Incentive, if earned, will be made in a single lump sum within thirty (30) days of the deal closing date.

The Transaction Incentive will expire if the Green Acres transaction is not closed on or before July 1, 2011.

2.               Equity Incentive.  In exchange for (i) your Continued Employment with Veeco, and (ii) provided that the Green Acres transaction is closed and generates sale proceeds of $200 million or more, then on the closing date of the transaction, you will receive an equity incentive (the “Equity Incentive”) that will provide for:

•                  The acceleration of vesting, by twelve (12) months, of any then current, outstanding and unvested Veeco equity award, and

•                  A period of twelve (12) months, not to exceed the original term of the stock option award, during which any outstanding, vested stock options may be exercised.

Additionally, provided that (i) you accept a comparable offer of employment (a “Comparable Offer”), as that term is defined below, with the acquiring entity (the “Acquirer”), and (ii) you remain in the Acquirer’s employment for a period of at least six (6) months following the closing date, then on the six (6) month anniversary of the closing date you will receive an additional equity incentive (the “Additional Equity Incentive”) that will provide for:

•                  The acceleration of vesting of any current and outstanding Veeco equity award remaining unvested at such time, and

•                  A period of six (6) months, not to exceed the original term of the stock option award, during which any such outstanding, vested stock options may be exercised.

For purposes of this Additional Equity Incentive, a Comparable Offer is defined as any offer of employment by the Acquirer that does not trigger the Good Reason provisions contained in the Company’s Senior Executive Change in Control Policy.

The Equity Incentive and Additional Equity Incentive will expire if the Green Acres transaction is not closed on or before July 1, 2011.

3.               Management Bonus.  As a participant in the Veeco Management Bonus Plan, you will be entitled to receive pro-rated management bonus awards, if earned (the “Earned Bonuses”), for the year in which your Veeco employment terminates as a direct result of the sale of the Green Acres transaction.  Payment of Earned Bonuses will be made no later than the time at which bonuses are paid to Veeco’s bonus plan participants generally.

4.               Senior Executive Change in Control Policy.  You are a participant in the Veeco Sr. Executive Change in Control Policy (the “CIC Policy”).  In accordance with the terms and conditions of the CIC Policy, if you accept employment with the Acquirer, then you may be entitled to certain severance benefits in the event of your termination of employment in connection with or during the eighteen (18) month period following a Group Change in Control.  For purposes of the CIC Policy, the Green Acres transaction qualifies as a Group Change in Control.  In the event you qualify for and are paid benefits hereunder and later qualify for similar benefits under the CIC Policy, you agree that no benefits will be payable under the CIC Policy which are duplicative of the benefits payable hereunder.

5.               Eligibility / Requirements.  In order to receive the benefits described herein, you must:

•                  Except as may be otherwise specified herein, remain employed by the Company (or the Acquirer, as the case may be) until such benefit is earned, and

•                  Devote your full-time working hours to your employment with the Company (or the Acquirer, as the case may be), and

•                  Perform your job responsibilities and any other duties that may be assigned in connection with the Green Acres transaction and transition in good faith and to the best of your abilities, and

•                  Execute (and not revoke) a general release of claims in a form satisfactory to Veeco (provided that you do not have to release claims for payments or benefits to be provided hereunder at a future date).

6.               Employee at Will.  You and Veeco acknowledge that you are an employee at will.  Nothing herein shall be deemed to be an employment agreement or in any way create an obligation of Veeco to offer or provide employment to you or for you to remain an employee of Veeco.

7.               Tax Withholding.  Veeco shall be entitled to withhold from the payments to be made hereunder all federal, state and local taxes that employers are required by law to withhold therefrom.

8.               Amendment; Waiver.  The provisions of this Agreement may not be modified, amended or waived except in writing signed by both parties hereto.  The waiver of compliance with any provision of this Agreement shall not operate as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement.

9.               Cause. “Cause” shall mean (i) failure to carry out your duties, responsibilities and obligations as an employee, including your obligations under this Agreement, (ii) insubordination, (iii) the commission of an act of theft, fraud or embezzlement or (iv) the commission of a crime punishable by imprisonment.

10.         Entire Agreement.  This Agreement sets forth the entire agreement between the parties pertaining to the subject matter herein and supersedes any and all prior agreements or understandings between the parties pertaining to such subject matters.

11.         Severability.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this agreement in full force and effect.

12.         Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to the choice of law provisions thereof.

Mark, we sincerely appreciate your contributions to Veeco and look forward to your support through this transition.  Please sign the acknowledgment below and return it to Veeco no later than the close of business on September 24, 2010, when this offer will expire if not previously accepted.

VEECO INSTRUMENTS INC.		ACKNOWLEDGED AND AGREED:

By:	/s/ Robert W. Bradshaw	Signed:	/s/ Mark R. Munch
Name:	Robert W. Bradshaw	Name:	Mark R. Munch
Title:	Sr. Vice President, Human Resources	Date:	September 23, 2010